Exhibit 99.1

CallidusCloud Announces Third Quarter 2015 Results

-	Q3 SaaS Revenue of $30.2 Million, a 40% Year-over-Year Increase
-	Record Q3 Revenue of $44.3 Million, a 27% Year-over-Year Increase
-	Year to Date Operating Cash Flow, a 103% Year-over-Year Increase
-	Raises 2015 Revenue Guidance – $171.0 Million to $172.0 Million
-	Issues 2016 Revenue Guidance – $207.0 Million to $212.0 Million

*All revenue numbers EXCLUDE the BridgeFront acquisition

DUBLIN, CA, November 5, 2015— Callidus Software Inc. (NASDAQ: CALD), a global leader in cloud-based sales, marketing, learning and customer experience solutions, today announced financial results for the third quarter ended September 30, 2015.

“Q3 was another great quarter. We had record total revenue and record SaaS revenue growth of 40% and we expanded our gross margin while we continued to make money,” said Leslie Stretch, president and CEO of CallidusCloud. “Our Lead to Money suite delivers unique competitive value to our customers and our ability to execute is better than ever. As a result, we are raising our full year guidance and expect continued momentum throughout 2016.”

Financial Highlights for the Third Quarter 2015

Total reported revenue was $44.9 million for the third quarter, an increase of 28% and includes $600 thousand of revenue from the Bridgefront acquisition. Total recurring revenue was $34.3 million, which includes SaaS revenue of $30.8 million and maintenance revenue of $3.5 million. SaaS revenue increased 43% over the same quarter in the prior year, benefiting from the continued success in our Lead to Money suite and $600 thousand of revenue from Bridgefront.  Excluding the Bridgefront revenue, SaaS revenue increased 40% over the same quarter last year.  Services and license revenue was $10.6 million, consisting of $10.2 million in services revenue, a 21% increase over prior year, and $400 thousand in license revenue, a decrease of approximately $600 thousand from the prior year.  Cash and short-term investments were $95.7 million and cash flow from operations was $9.9 million in the quarter.  Cash flow from operations year-to-date was $20.5 million through September 30, 2015, reflecting a 103% increase over last year.

GAAP Performance

•	Recurring revenue gross margin was 74%, compared to 65% for the same quarter in the prior year.
•	Overall gross margin was 61%, compared to 55% for the same quarter in the prior year.
•	Operating loss was $2.0 million compared to $4.9 million for the same quarter in the prior year.
•	Net loss was $2.2 million, or ($0.04) on a per share basis, compared to net loss of $5.2 million, or ($0.11) on a per share basis for the same quarter in the prior year.
•	Cash from operations was $9.9 million in the current quarter compared to $3.7 million for the same quarter in the prior year.

Non-GAAP Performance

The following non-GAAP measures are described below and are reconciled to the corresponding GAAP measures at the end of this release.

•	Recurring revenue gross margin was 77%, compared to 73% for the same quarter in the prior year.
•	Overall gross margin was 64%, compared to 62%, for the same quarter in the prior year.
•	Operating income was $3.5 million, compared to $2.8 million for the same quarter in the prior year.
•	Net income was $3.2 million, or $0.06 per fully diluted share, compared to $2.5 million, or $0.05 per fully diluted share, for the same quarter in the prior year.

Business Highlights for the Third Quarter 2015

•
In August the leading insurers in North America gathered in Chicago for an exclusive summit addressing the key challenges ahead for the insurance industry and how CallidusCloud’s new solutions including Producer Pro will deliver faster time to market, faster time to coverage and the very best agent experience for insurance sales. The exclusive event brought together senior management from the top insurers in North America.

•
CallidusCloud was honored with 6 gold ‘Stevie’ awards at the International Business Awards in August including the prestigious ‘Grand Stevie’ award reserved only for the most successful companies. The company picked up 22 awards in total including best new cloud application for the Lead to Money suite, best lead generation solution and most innovative company of the year.

•
CallidusCloud and ServiceMax announced a partnership that will enable service personnel to configure price and quote proposals, while in front of customers to accelerate sales. ServiceMax leads the $18 billion global market for field software and this partnership enables ServiceMax-equipped field technicians to capitalize on revenue opportunities with CallidusCloud’s CPQ solution.

•
CallidusCloud announced a partnership with Seal Software to enable customers to unlock hidden value from contracts. The partnership will enable companies to transform contracts into powerful searchable and actionable sources of information to uncover revenue opportunities, highlight risks and ensure compliance. Seal Software is the leading provider of contract discovery and extraction software.

•
CallidusCloud was a sponsor at Salesforce.com’s annual Dreamforce customer conference in San Francisco in September. At the conference CallidusCloud partnered with Appirio and DocuSign to host exclusive VIP customer lounges in prime branding locations and events that were oversubscribed.

Financial Outlook for 2015 – Fourth Quarter and Full Year

For the fourth quarter of 2015, including $750 thousand of revenue from BridgeFront, the Company expects total revenue to be between $46.0 million and $47.0 million. GAAP operating loss is expected to be between $1.5 million and $3.5 million, with GAAP net loss per share between $0.03 and $0.07. Non-GAAP operating income is expected to be between $4.1 million and $5.6 million, with non-GAAP income per diluted share between $0.06 and $0.09.

For the full year of 2015, including $1.3 million of revenue from BridgeFront, the Company is increasing previous revenue guidance to the range of $172.3 million to $173.3 million. We are projecting full-year SaaS revenue growth to be 37%, including $1.3 million from BridgeFront. GAAP operating loss is expected to be between $11.4 million and $13.4 million, with GAAP net loss per share between $0.23 and $0.27. Non-GAAP operating income is expected to be between $12.0 million and $13.5 million, with non-GAAP income per diluted share between $0.18 and $0.21.

Preliminary Outlook for 2016
For the full year of 2016, the Company expects total revenue to be between $210.0 and $215.0 million, including $750 thousand per quarter, or $3.0 million for the full year from BridgeFront. Additionally we are projecting SaaS revenue growth for the year of 30% plus.

Conference Call

In conjunction with this announcement CallidusCloud will host a conference call at 1:30 p.m. Pacific Standard Time (PST) today to discuss the third quarter and outlook for the fourth quarter 2015 and full year 2015. The conference call will be available via live webcast at the Investor Relations section of CallidusCloud’s website.

Webcast site: http://www.calliduscloud.com/about-us/investor-relations
Dial-in: 877-546-5019 (International callers: 857-244-7551)
Passcode: 88582591
Replay information: A webcast replay will be available on the Investor Relations section of our website under Calendar of Events.

For more information, please visit: http://www.calliduscloud.com/about-us/investor-relations/

About CallidusCloud

Callidus Software Inc. (NASDAQ: CALD), doing business as CallidusCloud®, is the global leader in cloud-based sales, marketing and learning solutions. CallidusCloud enables organizations to accelerate and maximize their Lead to Money process with a complete suite of solutions that identify the right leads, ensure proper territory and quota distribution, enable sales forces, automate configure price quote, and streamline sales compensation – driving bigger deals, faster. Over 4,400 leading organizations, across all industries, rely on CallidusCloud to optimize the Lead to Money process to close more deals for more money in record time.

For more information, please visit www.calliduscloud.com.

Non-GAAP Financial Measures

In this release, CallidusCloud has provided additional financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP gross margin, non-GAAP recurring revenue gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, and non-GAAP net income per diluted share. CallidusCloud uses non-GAAP measures internally in analyzing its financial results and believes that they are useful to investors as a supplement to GAAP measures in evaluating CallidusCloud’s operating performance. CallidusCloud believes that the use of these non-GAAP measures provides additional insight for investors to use in evaluation of ongoing operating results and trends and in comparing its financial measures with other companies in CallidusCloud’s industry, many of which present non-GAAP financial measures that may resemble our non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Our non-GAAP measures reflect adjustments based on the following items:

Stock-based compensation expense: We have excluded the effect of stock-based compensation expense from our non-GAAP gross profit, recurring revenue gross profit, operating expenses, operating income, net income and net income per diluted share. We believe the exclusion of stock-based compensation expense provides a useful comparison of our operating results to our peers.

Restructuring and other expense: We have excluded the effect of restructuring and other expense from our non-GAAP operating expenses, operating income, net income and net income per diluted share. Restructuring and other expense consists of employee severance, facility exit costs and incremental depreciation expense as a result of the change in the estimated useful life of assets abandoned. We feel it is useful to investors to understand the effects of these items on our financial results.

Patent litigation and settlement costs and patent litigation estimates: We have excluded the effect of patent infringement and litigation defense costs, settlement costs and patent litigation estimates from our non-GAAP gross profit, recurring revenue gross profit, operating expenses, operating income, net income and net income per diluted share. We believe patent litigation costs and settlement costs and patent litigation estimates are not indicative of our ongoing business operations, and are inconsistent in amount and frequency; as such we exclude these costs during our evaluation of our business performance.

Convertible note interest expense, conversion costs and amortization of convertible note issuance costs: We have excluded the costs of convertible note interest expense, redemption inducement and issuance costs from our non-GAAP net income and net income per diluted share. We believe that these costs are not indicative of our continuing operations or meaningful in evaluating current versus past business results.

Amortization and gain on sale of acquired intangible assets: We have excluded the effect of amortization and gain on sale of acquired intangibles which include developed technology, customer relationships, trade names, domain names, patents and licenses from our non-GAAP gross profit, recurring revenue gross profit, operating expenses, operating income, other income and expense, net income and net income per diluted share. Amortization and gain on sale of acquired intangibles are significantly affected by timing, and as such, can be inconsistent in amount and nature.

Acquisition-Related Costs: We have excluded the costs related to acquisitions from our non-GAAP operating expenses, operating income, net income and net income per diluted share. These costs include legal and transactional costs associated with acquisition activities that we would not have otherwise incurred in the periods presented as part of our continuing operations. We believe the exclusion of acquisition-related costs provides a useful comparison of our operating results to our peers.

Note on Forward-Looking Statements

The forward-looking statements included in this press release, including for example discussion of our commercial prospects, estimates of future revenues, operating income/loss and expenses, earnings per share, stock-based compensation expenses, amortization of acquired intangible assets, restructuring expenses, and patent litigation costs and estimates reflect management’s best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, potential disruption of customer purchase decisions resulting from global economic conditions, timing and size of orders, relative growth of our recurring revenue, potential decreases in customer spending, uncertainty regarding purchasing trends in the cloud software market, customer cancellations or non-renewal of maintenance contracts or on-demand services, our potential inability to manage effectively any growth we experience, our ability to develop new products and services, increased competition or new entrants in the marketplace, potential impact of acquisitions and investments, changes in staffing levels, and other risks detailed in periodic reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K which may be obtained by contacting CallidusCloud’s Investor Relations department at 415-445-3238, or from the Investor Relations section of CallidusCloud’s website (http://www.calliduscloud.com/about-us/investor-relations/). Actual results may differ materially from those presently reported. We assume no obligation to update the information contained in this release.

©2015. Callidus Software Inc. All rights reserved. Callidus, Callidus Software, the Callidus Software logo, CallidusCloud, the CallidusCloud logo, TrueComp Manager, ActekSoft, ACom3, iCentera, Webcom, Litmos, the Litmos logo, LeadFormix, Rapid Intake, 6FigureJobs, Clicktools, Surve, LeadRocket and BridgeFront are trademarks, service marks, or registered trademarks of Callidus Software Inc. and its affiliates in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.

Investor Relations Contact
Ed Keaney
Market Street Partners
(415) 445-3238
cald@marketstreetpartners.com

CALLIDUS SOFTWARE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Recurring	$34,301	$25,547	$93,907	$71,481
Services and license	10,643	9,453	32,396	27,011
Total revenue	44,944	35,000	126,303	98,492
Cost of revenue:
Recurring	9,034	8,916	25,233	23,706
Services and license	8,318	6,730	24,041	17,468
Total cost of revenue	17,352	15,646	49,274	41,174
Gross profit	27,592	19,354	77,029	57,318

Operating expenses:
Sales and marketing	14,855	11,153	43,377	33,688
Research and development	6,846	4,920	18,886	14,838
General and administrative	7,883	7,892	24,413	18,113
Restructuring and other	—	305	234	709
Total operating expenses	29,584	24,270	86,910	67,348
Operating loss	(1,992)	(4,916)	(9,881)	(10,030)
Interest income and other income (expense), net	(38)	(20)	(414)	3,948
Interest expense	(26)	(38)	(149)	(429)
Loss before provision for income taxes	(2,056)	(4,974)	(10,444)	(6,511)
Provision for income taxes	187	261	566	941
Net loss	$(2,243)	$(5,235)	$(11,010)	$(7,452)
Net loss per share
Basic and Diluted	$(0.04)	$(0.11)	$(0.20)	$(0.16)

Weighted average shares used in computing net loss per share:
Basic and Diluted	56,104	48,564	54,156	47,061

CALLIDUS SOFTWARE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands)

	September 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$77,117	$34,200
Short-term investments	18,597	2,766
Accounts receivable, net	37,945	41,623
Prepaid and other current assets	9,995	10,384
Total current assets	143,654	88,973

Property and equipment, net	20,226	18,755
Goodwill	50,414	46,970
Intangible assets, net	16,318	17,757
Deferred income taxes, noncurrent	399	440
Deposits and noncurrent assets	3,299	3,403
Total assets	$234,310	$176,298

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,569	$2,056
Accrued payroll and related expenses	9,065	9,051
Accrued expenses	12,110	16,868
Deferred income taxes	1,475	1,475
Deferred revenue	71,010	61,427
Capital lease obligations	223	1,001
Total current liabilities	96,452	91,878

Deferred revenue, noncurrent	6,260	10,195
Deferred income taxes, noncurrent	46	561
Revolving line of credit	-	10,481
Other noncurrent liabilities	4,700	4,709
Total liabilities	107,458	117,824

Stockholders’ equity:
Common stock	56	49
Additional paid-in capital	424,224	344,312
Treasury stock	(14,430)	(14,430)
Accumulated other comprehensive loss	(1,270)	(739)
Accumulated deficit	(281,728)	(270,718)
Total stockholders’ equity	126,852	58,474
Total liabilities and stockholders’ equity	$234,310	$176,298

CALLIDUS SOFTWARE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)
	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(11,010)	$(7,452)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	4,501	3,953
Amortization of intangible assets	3,985	3,667
Gain on sale of intangible assets	-	(3,862)
Provision for doubtful accounts	1,097	729
Stock-based compensation	13,924	7,916
Deferred income taxes	(381)	(133)
Release of valuation allowance	-	(149)
Excess tax benefits from stock-based compensation	(29)	-
Loss on disposal of property and equipment	10	44
Amortization of convertible notes issuance cost	-	58
Net amortization on investments	78	21
Changes in operating assets and liabilities:
Accounts receivable	3,373	(2,359)
Prepaid and other current assets	487	(1,997)
Other noncurrent assets	104	(197)
Accounts payable	3	583
Accrued expenses	17	5,471
Accrued payroll and related expenses	14	(627)
Accrued restructuring and other expenses	(99)	(98)
Deferred revenue	4,448	4,548
Net cash provided by operating activities	20,522	10,116

Cash flows from investing activities:
Purchases of investments	(19,444)	(2,784)
Proceeds from maturities and sale of investments	3,554	7,850
Purchases of property and equipment	(9,548)	(5,135)
Purchases of intangible assets	(524)	(882)
Purchases from sale of intangible assets, net of expense	-	4,651
Acquisitions, net of cash acquired	(4,365)	(15,409)
Net cash used in investing activities	(30,327)	(11,709)

Cash flows from financing activities:
Proceeds from follow-on offering, net of issuance costs	64,372	-
Proceeds from issuance of common stock	4,236	4,003
Restricted stock units acquired to settle employee withholding liability	(2,656)	(1,553)
Excess tax benefits from stock-based compensation	29	-
Proceeds (repayment) from/to line of credit	(10,482)	10,482
Payment of consideration related to acquisitions	(1,802)	(630)
Repayment of debt	-	(645)
Payment of principal under capital leases	(778)	(744)
Net cash provided by financing activities	52,919	10,913
Effect of exchange rates on cash and cash equivalents	(197)	(169)
Net increase in cash and cash equivalents	42,917	9,151
Cash and cash equivalents at beginning of period	34,200	28,295
Cash and cash equivalents at end of period	$77,117	$37,446

CALLIDUS SOFTWARE INC.
GAAP TO NON-GAAP ADJUSTMENT SUMMARY
(In thousands)
(unaudited)

GAAP to Non-GAAP adjustments include stock-based compensation, amortization of acquired intangible assets, patent litigation and settlement costs and estimates, interest expense on convertible notes, amortization of convertible note issuance costs, debt conversion expense, restrucuring and other expenses, acquisition-related costs and gain on sale of domain names and trademarks as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Cost of revenues:
Recurring	$984	$2,012	$2,789	$3,510
Services and license	287	275	886	771
Operating expenses:
Sales and marketing	1,657	1,185	4,926	3,068
Research and development	745	481	2,192	1,393
General and administrative	1,533	3,470	6,517	6,325
Restructuring and other	244	305	478	709
Interest income and other income (expense)	-	19	-	(3,508)
Total	$5,450	$7,747	$17,788	$12,268

CALLIDUS SOFTWARE INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except for percentages and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Non-GAAP gross profit reconciliation

Gross profit	$27,592	$19,354	$77,029	$57,318

Gross margin	61%	55%	61%	58%
Add back:
Non-cash stock-based compensation	546	491	1,661	1,335
Non-cash amortization of acquired
intangible assets	725	606	2,015	1,756
Patent litigation estimate	-	1,190	-	1,190
Non-GAAP gross profit	$28,863	$21,641	$80,705	$61,599

Gross margin	64%	62%	64%	63%

Non-GAAP recurring revenue gross profit reconciliation

Recurring revenue gross profit	$25,267	$16,631	$68,674	$47,775

Recurring revenue gross margin	74%	65%	73%	67%
Add back:
Non-cash stock-based compensation	269	226	806	600
Non-cash amortization of acquired
intangible assets	715	596	1,984	1,720
Patent litigation estimate	-	1,190	-	1,190
Non-GAAP recurring revenue gross profit	$26,251	$18,643	$71,464	$51,285

Recurring revenue gross margin	77%	73%	76%	72%

Non-GAAP operating expense reconciliation:

Operating expenses	$29,584	$24,270	$86,910	$67,348
Operating expenses, as a % of total
revenues	66%	69%	69%	68%
Subtract:
Non-cash stock-based compensation	(3,469)	(2,501)	(12,262)	(6,581)
Non-cash amortization of acquired
intangible assets	(437)	(317)	(1,278)	(953)
Patent litigation and settlement costs	(29)	(238)	(94)	(1,172)
Acquisition-related costs	(244)	(259)	(244)	(259)
Restructuring and other	-	(305)	(234)	(709)
Patent litigation estimate	-	(1,821)	-	(1,821)
Non-GAAP operating expenses	$25,405	$18,829	$72,798	$55,853
Non-GAAP Operating expenses, as a %
of total revenues	57%	54%	58%	57%

CALLIDUS SOFTWARE INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except for percentages and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Non-GAAP operating income (loss) reconciliation:

Operating loss	$(1,992)	$(4,916)	$(9,881)	$(10,030)
Operating loss, as a % of total
revenues	-4%	-14%	-8%	-10%

Add back:
Non-cash stock-based compensation	4,015	2,992	13,924	7,916
Non-cash amortization of acquired
intangible assets	1,162	923	3,293	2,709
Patent litigation and settlement costs	29	238	94	1,172
Acquisition-related costs	244	259	244	259
Restructuring and other	-	305	234	709
Patent litigation estimate	-	3,011	-	3,011
Non-GAAP operating income	$3,458	$2,812	$7,908	$5,746
Non-GAAP Operating income (loss), as a %
of total revenues	8%	9%	6%	9%

Non-GAAP net income (loss) reconciliation:

Net loss	$(2,243)	$(5,235)	$(11,010)	$(7,452)
Net loss, as a % of total
revenues	-5%	-15%	-9%	-8%
Add back:
Non-cash stock-based compensation	4,015	2,992	13,924	7,916
Non-cash amortization of acquired
intangible assets	1,162	923	3,293	2,709
Patent litigation and settlement costs	29	238	94	1,172
Acquisition-related costs	244	278	244	278
Restructuring and other	-	305	234	709
Patent litigation estimate	-	3,011	-	3,011
Interest expense on convertible notes	-	-	-	277
Amortization of convertible note issuance cost	-	-	-	58
Sale of domain names and trademarks		-	-	(3,862)
Non-GAAP net income	$3,207	$2,512	$6,779	$4,816
Non-GAAP Net income (loss), as a %
of total revenues	7%	7%	5%	5%

Non-GAAP net income (loss) per share reconciliation:

Net loss per basic and diluted share	$(0.04)	$(0.11)	$(0.20)	$(0.16)
Add back:
Non-cash stock-based compensation	0.07	0.06	0.25	0.17
Non-cash amortization of acquired
intangible assets	0.02	0.02	0.06	0.06
Patent litigation and settlement costs	-	-	-	0.02
Acquisition-related costs	0.01	0.01	0.01	0.01
Restructuring and other	-	0.01	-	0.02
Patent litigation estimate	-	0.06	-	0.06
Interest expense on convertible notes	-	-	-	0.01
Amorization of convertible note issuance cost	-	-	-	(0.01)
Sale of domain names and trademarks	-	-	-	(0.08)
Non-GAAP net income per diluted share	$0.06	$0.05	$0.12	$0.10

Basic and fully diluted shares reconciliation:

GAAP Basic shares	56,104	48,564	54,156	47,061
Add back:
Weighted average effect of dilutive securities	1,386	1,472	1,551	2,739
Diluted shares	57,490	50,036	55,707	49,800

CALLIDUS SOFTWARE INC.
FINANCIAL OUTLOOK
(unaudited)
(In thousands, except per share data)

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the Company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.

Three Months Ended
December 31, 2015
	GAAP	Non-GAAP

Total revenue	$46,000 - $47,000	$46,000 - $47,000
Operating income (loss) (a)	($1,500) - ($3,500)	$4,100 - $5,600
Net income (loss) per diluted share (c)	($0.03) - ($0.07)	$0.06 - $0.09

Twelve Months Ended
December 31, 2015
	GAAP	Non-GAAP

Total revenue	$172,300 - $173,300	$172,300 - $173,300
Operating income (loss) (b)	($11,400) - ($13,400)	$12,000 - $13,500
Net income (loss) per diluted share (c)	($0.23) - ($0.27)	$0.18 - $0.21

(a)
Estimated non-GAAP amounts above for the three months ending December 31, 2015 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $1.2 - $1.5 million, estimated stock-based compensation expense of approximately $4.0 – $4.5 million, and patent litigation costs and restructuring and other expenses of approximately $0.5 – $0.8 million.

(b)
Estimated non-GAAP amounts above for the twelve months ending December 31, 2015 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $4.5 - $4.8 million, estimated stock-based compensation expense of approximately $18.0 - $18.5 million, and patent litigation costs, restructuring and other expenses of approximately $1.1 - $1.4 million.

(c)	Non-GAAP fully diluted share count is between 56.8 million and 58.3 million. GAAP share count is between 54.8 million and 56.3 million.